Exhibit 99.1
CHINA HEALTHCARE ACQUISITION CORP. ANNOUNCES STOCKHOLDER
APPROVAL OF CHARTER AMENDMENT TO PERMIT EARLY
DISTRIBUTION OF ITS TRUST FUND AND TO PERMIT ITS CONTINUED
EXISTENCE WITHOUT BLANK CHECK COMPANY PROVISIONS AND SETS
PAYMENT DATE
PASADENA, Calif., March 5 /PRNewswire-FirstCall/ — China Healthcare Acquisition Corp. (the “Company”) (NYSE Alternext US: CHM, CHM-U, CHM-WS) announced that at its annual meeting held today, March 5, 2009, its stockholders voted in favor of a charter amendment to allow the early distribution of the Company’s trust fund for the benefit of its public stockholders of record as of March 5, 2009. Today’s vote had the automatic effect of immediately canceling all shares issued in the Company’s initial public offering and converting them into rights to receive a pro rata share of the trust fund distribution, expected to be $5.89 per share. The Company’s units have separated into their component parts: two warrants and rights to receive the distribution for one share of common stock. Effective as of the close of business today, the Company’s common stock [CHM] and units [CHM-U] held by its public shareholders will no longer be quoted on NYSE Alternext US and will no longer trade or be tradeable. The Company’s warrants [CHM-WS] will no longer be quoted on NYSE Alternext US, but will remain outstanding in accordance with their terms, as disclosed in the Company’s definitive proxy statement dated February 4, 2009. The Company’s remaining stockholders voted to remove the blank check company restrictions from the Company’s charter, allowing the Company to continue its corporate existence beyond its scheduled termination date of April 19, 2009.
The Company has set the payment date for distribution of the trust fund to holders of the Company’s shares of common stock as March 10, 2009.
Commenting on today’s stockholder actions, Alwin Tan, Chief Executive Officer, said “We are pleased that our stockholders approved these initiatives, which we believe are the best ways to preserve and create the most value for our stockholders. We have instructed the Trustee of the Company’s trust fund, American Stock Transfer & Trust Company, to distribute the trust fund proceeds on the payment date in accordance with its usual procedures to the record holders of the Company’s common stock as of March 5, 2009. We believe that virtually all of the shares of the Company’s common stock are held of record in ‘street name,’ which means that the cash distributions will be sent through the securities industry clearing system to stock brokerage and other financial firms for final distribution to beneficial owners of the common stock. In general, stockholders should contact their financial advisors for details about the receipt and disposition of their share of the cash distribution.”

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are based on current expectations and projections about future events and no party assumes an obligation to update any such forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause actual results to be materially different from any future results expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions.
CONTACT: Alwin Tan, Chief Executive Officer of China Healthcare Acquisition Corp., +1-626-568-9924